                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ----------------------


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934



                            WOODROAST SYSTEMS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                       Common Stock, $0.005 par value
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                         (Title of Class of Securities)

                                 979899 30 9
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                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement  X .
                                                                   ---
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                    -----
                        (Continued on following page(s))

                               Page 1 of 4 Pages



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13G(Individuals - continued)                                         Page 2 of 4



CUSIP No.


1.  Name of Reporting Person and I.R.S. Identification No.:
    SHELDON JACOBS

2.  Member of a Group: (a)      (b)  X
                           ---      ---
3.  SEC USE ONLY:

4.  Citizenship or Place of Organization:  U.S.A.

5.  Sole Voting Power: 1,189,999

6.  Shared Voting Power: 0

7.  Sole Dispositive Power: 1,189,999

8.  Shared Dispositive Power: 0

9.  Aggregate Amount Beneficially Owned by each Reporting Person:  1,189,999

10. Check Box if the Aggregate Amount in Row 9 excludes Certain Shares:
                                                                        ---
11. Percent of Class Represented by Amount in Row 9: 27.8%

12. Type of Reporting Person:  IN


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13G(Individuals - continued)                                         Page 3 of 4



Item 1(a)
and (b)         NAME AND ADDRESS OF ISSUER:

                WOODROAST SYSTEM, INC.
                10250 Valley View Road, Suite 145
                Eden Prairie, MN 55344


Item 2(a)       NAME OF PERSON FILING: Sheldon Jacobs

Item 2(b)       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                10250 Valley View Road, Suite 145
                Eden Prairie, MN 55344


Item 2(c)       CITIZENSHIP:  USA

Item 2(d)       TITLE OF CLASS OF SECURITIES:  Common Stock, $0.005 par value

Item 2(e)       CUSIP NUMBER:   979899 30 9

Item 3          THIS STATEMENT IS NOT FILED PURSUANT TO RULES 13D-1(B) OR
                13D-2(B).

Item 4(a)       AMOUNT BENEFICIALLY OWNED:


                1,189,999   shares at December 31, 1997.(Includes 40,000
                shares issuable upon exercise of currently exercisable options.)


Item 4(b)       PERCENT OF CLASS:

                27.8% pursuant to Rule 13d-3(c).


Item 4(c)       NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS


                (1) Sole power to vote or to direct the vote 1,189,999
                (2) Shared power to vote or to direct the vote 0
                (3) Sole power to dispose or to direct the disposition of
                    1,189,999
                (4) Shared power to dispose or to direct the disposition of   0

Item 5          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                Not Applicable



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13G(Individuals - continued)                                         Page 4 of 4


Item 6          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                Not Applicable

Item 8          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not Applicable

Item 9          NOTICE OF DISSOLUTION OF GROUP.

                Not Applicable

Item 10         CERTIFICATION.

                Not Applicable



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date    February 12, 1998.                              s/ Sheldon Jacobs
                                                        -----------------------
                                                        Sheldon Jacobs